Exhibit 10.15

THIS AGREEMENT IS SUBJECT TO THE TERMS OF THE CAPITAL ROYALTY SUBORDINATION AGREEMENT REFERRED TO IN SECTION 7.16 BELOW.

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of January 1, 2014, is made among TriVascular Technologies, Inc., a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (the “Company,” and together with Holdings, the “Borrowers”), Century Medical, Inc., a Japan corporation (the “Lender”), and the Subsidiary Guarantors from time to time party hereto.

The Borrowers have requested the Lender to make two term loans to the Borrowers in an aggregate principal amount of up to Six Million Dollars ($6,000,000.00). The Lender is willing to make such loans to the Borrowers upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms

As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Asset Sale” has the meaning set forth in Section 5.03(e).

“Asset Sale Net Proceeds” has the meaning set forth in Section 2.11(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Borrowers” has the meaning set forth in the recital of parties to this Agreement.

“Boston Scientific Note” has the meaning given to it in Schedule 3 hereof.

“Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in California and Tokyo.

“Capital Royalty Subordination Agreement” means that certain Subordination Agreement dated as of the Initial Closing Date by and among the Senior Lenders and the Lender.

“Closing Date” means the date as of which the Lender notifies the Borrowers that the conditions precedent set forth in Sections 3.01 and 3.02 have been satisfied or waived, and disburses the relevant Loan.

“Collateral” means the property described in the Collateral Documents which is, and all other property now existing or hereafter acquired which becomes, subject to a Lien in favor of the Lender pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

“Collateral Documents” means the Security Agreement, any other agreement pursuant to which any Borrower, any Guarantor or any other Person provides a Lien on its assets in favor of the Lender securing the Obligations, and all filings, documents and agreements made or delivered pursuant thereto.

“Commitment” means Six Million Dollars ($6,000,000.00), consisting of Four Million Dollars ($4,000,000.00) for the Initial Loan and Two Million Dollars ($2,000,000.00) for the Second Loan or, where the context so requires, the obligation of the Lender to make such Loans on the terms and conditions set forth in this Agreement.

“Company” has the meaning set forth in the recital of parties to this Agreement.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Disclosure Letter” means the letter, if any, of even date herewith from the Borrowers to the Lender setting forth exceptions to, and disclosures with respect to, Article IV (which letter shall expressly indicate the Sections of Article IV to which such disclosures relate).

“Distribution Agreement” means that certain Distribution Agreement, dated as of the date hereof, between Lender and Company.

“Dollars” and the sign “$” each means lawful money of the United States.

“Environmental Laws” means all federal, state, provincial or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, directives of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to (including by imposing liability or standards of conduct concerning) environmental protection matters.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Funding Guarantor” has the meaning set forth in Section 8.08.

“Final Maturity Date” means the later of: (A) the fifth anniversary of the Initial Closing Date; or (B) the ninetieth (90th) day after the Senior Discharge Date (as defined in the

Capital Royalty Subordination Agreement), so long as from and after the Senior Discharge Date no Event of Default has occurred and is continuing, and provided further that in no event shall the Final Maturity Date be later than the seventh anniversary of the Initial Closing Date.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Guaranteed Obligations” has the meaning set forth in Section 8.01.

“Guarantor” means any guarantor of the Obligations, including the Subsidiary Guarantors.

“Holdings” has the meaning set forth in the recital of parties to this Agreement.

“Indebtedness” means any indebtedness or obligation for borrowed money, the deferred purchase price of property (excluding current accounts payable incurred in the ordinary course of business) or leases which have been capitalized in accordance with GAAP, any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, and all net obligations in respect of derivative products; and any liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above.

“Initial Closing Date” means the Closing Date of the Initial Loan.

“Initial Loan” means the initial term loan made to the Borrowers subject to the terms and conditions herein, in the principal amount of Four Million Dollars ($4,000,000.00).

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” has the meaning given to it in the Senior Term Loan Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Knowledge” of the Borrowers means the actual knowledge of any Responsible Officer of either Borrower or, so long as he is employed by the Borrowers or their Subsidiaries, the actual knowledge of Michael Chobotov so long as he is an executive officer of a Borrower.

“Lender” has the meaning set forth in the recital of parties to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, conditional assignment, deposit arrangement in the nature of a security interest, charge, encumbrance, lien or other type of preferential arrangement that has the practical effect of creating a security interest (other than a financing statement, or any operating lease not intended as security).

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Subordination Agreement and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Agreement, but excluding the Distribution Agreement.

“Loans” has the meaning set forth in Section 2.01.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (ii) would materially impair the ability of the Borrowers or any Guarantor to perform or observe its obligations under or in respect of the Loan Documents; or (iii) has a material adverse effect on the legality, validity, binding effect or enforceability of any of the Loan Documents or the rights and remedies of the Lender under any of the Collateral Documents.

“Material Agreements” means the agreements of any Borrower or Subsidiary Guarantor, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect, provided however, that “Material Agreements” exclude all: (i) licenses implied by the sale of a product; (ii) paid-up licenses for commonly available software programs under which any Borrower or Subsidiary Guarantor is the licensee; and (iii) non-disclosure agreements.

“Note” has the meaning set forth in Section 2.03.

“Obligations” means the indebtedness, liabilities and other obligations of the Borrowers and any Guarantor to the Lender under or in connection with the Loan Documents, including the Loan, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Borrowers to the Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, but excluding any obligations to the Lender under the Distribution Agreement.

“Obligor Intellectual Property” has the meaning given to it in the Senior Term Loan Agreement.

“Organic Documents” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents.

“Permitted Indebtedness” means “Permitted Indebtedness” as defined in the Senior Term Loan Agreement.

“Permitted Liens” means: (i) Liens in favor of the Lender; (ii) the existing Liens listed in Schedule 1 or incurred in connection with the extension, renewal or replacement of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall not increase the scope of the collateral to which such Lien applies and the principal amount of the Indebtedness being extended, renewed or replaced does not increase; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP; (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations which either (A) are not delinquent or are being contested in good faith by appropriate proceedings, or (B) do not in the aggregate materially impair the use or value of the property; (v) Liens consisting of deposits or pledges made in connection with, or to secure the performance of, bids, trade contracts, leases, public or statutory obligations (including workers’ compensation, unemployment insurance or other similar social security legislation), or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens (A) upon or in any equipment, computers or software acquired or held by the Borrowers or any of their Subsidiaries or tenant improvements implemented by the Borrowers or any of their Subsidiaries to secure the purchase price of such equipment, computers or software or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment, computers or software or the implementation of such tenant improvements, or (B) existing on such equipment, computers or software at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, the proceeds of such equipment, computers, software or tenant improvements, and the books or records relating thereto; (vii) restrictions, servitudes, easements, defects, imperfections of title, encroachments, reservations, limitations, provisos, conditions, third-party rights and other encumbrances on real property which do not in the aggregate materially impair the use by the Borrowers or their Subsidiaries, or value of such property; (viii) Liens securing Permitted Priority Debt; (ix) Liens securing Subordinated Debt; (x) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and (xiii) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

“Permitted Priority Debt” means “Obligations” and “Permitted Priority Debt” as each term is defined in the Senior Term Loan Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

“Pro Rata Share” has the meaning set forth in Section 8.08.

“Products” has the meaning given to it in the Distribution Agreement.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, or the chief financial officer of such Person.

“Revenue” means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Second Loan” means the second term loan made to the Borrowers, subject to the terms and conditions herein, in the principal amount of Two Million Dollars ($2,000,000.00).

“Security Agreement” means that certain Security Agreement, dated as of the Initial Closing Date, among the Borrowers, the Guarantors and the Lender.

“Senior Debt” has the meaning given to it in the Capital Royalty Subordination Agreement.

“Senior Lenders” means Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II L.P. and any of their respective successors and assigns under the Senior Term Loan Agreement.

“Senior Term Loan Agreement” means that certain Term Loan Agreement among the Borrowers, the Senior Lenders, and the other parties signatory thereto, dated as of October 12, 2012.

“Solvent” means, as to any Person at any time, that (i) the present fair saleable value of the property and assets of such Person is greater than the amount of such Person’s liabilities (including contingent liabilities); (ii) the present fair saleable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Subordinated Debt” means (i) any Permitted Subordinated Debt, as defined under the Senior Term Loan Agreement, (ii) any Indebtedness of the Borrowers or any Subsidiary that is unsecured and subordinated to the Obligations in terms of rights to payment and to exercise remedies, and (iii) any Indebtedness of the Borrowers or any Subsidiary that is secured and subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means a Subordination Agreement with respect to Subordinated Debt among the Borrowers, the applicable creditor(s) and the Lender, in form and substance reasonably satisfactory to the Lender and on terms reasonably satisfactory to the Lender.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrowers identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrowers that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Article VIII.

“United States” and “U.S.” each means the United States of America.

SECTION 1.02 Accounting Terms

Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

SECTION 1.03 Interpretation

In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

ARTICLE II

THE LOANS

SECTION 2.01 The Loans

The Lender agrees, on the terms and conditions hereinafter set forth (including the Milestone condition contained in Section 3.02), to make two term loans consisting of the Initial Loan and the Second Loan (the “Loans”, and each, a “Loan”) to the Borrowers on the Closing Dates. Any amount of the Loans repaid may not be reborrowed.

SECTION 2.02 Borrowing Procedure

Each Loan shall be made upon written notice in the form of Exhibit B from the Borrowers to the Lender, which notice (in the case of the Second Loan only) shall be received by the Lender not later than 12:00 noon (Tokyo time) at least five (5) Business Days prior to the proposed borrowing date. Such notice of borrowing shall be irrevocable and binding on the

Borrowers and shall specify the proposed date of the borrowing (which shall be a Business Day), the amount of the borrowing, and payment instructions with respect to the funds to be made available to the Borrowers. Upon fulfillment of the applicable conditions set forth in Article III, the Lender shall make the Loans available to the Borrowers in same day funds, or such other funds as shall separately be agreed upon by the Borrowers and the Lender, in accordance with the payment instructions provided to the Lender.

SECTION 2.03 Evidence of Indebtedness

As additional evidence of the Indebtedness of the Borrowers to the Lender resulting from the Loans made by the Lender, the Borrowers shall execute and deliver to the Lender pursuant to Article III a promissory note for each Loan, in the form attached hereto as Exhibit A, dated the relevant Closing Date, in the principal amount of the Loan made by the Lender on such Closing Date (each, a “Note”). The Lender shall record in its internal records the date and amount of the Loan made, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Loan. Any such recordation shall be conclusive absent manifest error of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder and under the Note to pay any amount owing with respect to the Loan.

SECTION 2.04 Interest

Subject to Section 2.05, the Borrowers shall pay interest on the unpaid principal amount of the Loans from the relevant Closing Date of the Loan until the maturity thereof, quarterly in arrears on the last Business Day in each quarter, on the date of any prepayment of the Loans in whole, and at maturity, at a rate per annum as follows:

(a) until the fifth anniversary of the Initial Closing Date, five percent (5.0%);

(b) after the fifth anniversary of the Initial Closing Date and until the sixth anniversary of the Initial Closing Date, seven percent (7.0%); and

(c) after the sixth anniversary of the Initial Closing Date and until the seventh anniversary of the Initial Closing Date, nine percent (9.0%).

SECTION 2.05 Default Rate of Interest; In-Kind Interest

(a) In the event that any amount of principal of or interest on the Loans, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrowers shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the applicable rate set forth in Section 2.04 plus four percent (4.0%). Additionally, and without limiting the foregoing, during the existence of any Event of Default, the Borrowers shall pay interest on the unpaid principal amount of the Loan, at a rate per annum equal at all times to the applicable rate set forth in Section 2.04 plus four percent (4.0%). Payment of any such interest at the rate described above shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of the Lender to exercise any of its rights and remedies under the Loan Documents.

(b) Notwithstanding Sections 2.04 and 2.05(a) above, in the event that, at any time prior to the Final Maturity Date, an “Event of Default” (as such term is defined in the Senior Term Loan Agreement) has occurred and is continuing under the Senior Term Loan Agreement, the Borrowers may elect to pay interest payable hereunder in the form of compounded interest to be added to the aggregate principal amount of the Loans. Each such payment of paid in-kind interest shall be reflected on a schedule to the Notes for the Loans issued hereunder.

SECTION 2.06 [Reserved]

SECTION 2.07 Computations

All computations of fees and interest hereunder shall be made on the basis of a year of three hundred sixty (360) days consisting of twelve (12) months of thirty (30) days each and actual days elapsed (including the first day, but excluding the last) occurring in the period for which payable.

SECTION 2.08 Highest Lawful Rate

In no event shall the Borrowers be obligated to pay the Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law.

SECTION 2.09 [Reserved]

SECTION 2.10 Repayment of the Loans

The Borrowers shall repay to the Lender the principal amount of the Loans in full on the Final Maturity Date.

SECTION 2.11 Prepayments of the Loans.

(a) Optional Prepayments. The Borrowers may, upon prior notice to the Lender, prepay the outstanding amount of the Loans in whole or in part, without premium or penalty.

(b) Prepayment Upon Asset Sale. In the event of any contemplated Asset Sale not permitted under Section 5.03(e), the Borrowers shall provide thirty (30) days’ prior written notice of such Asset Sale to the Lender and, if within such notice period the Lender advises the Borrowers that a prepayment is required pursuant to this Section 2.11(b), the Borrowers shall: (x) if the assets sold represent substantially all of the assets or revenues of the applicable Borrower, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 30% of the revenue of the applicable Borrower in the immediately preceding year, prepay the outstanding amount of the Loans in full, and (y) in the case of all other Asset Sales not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, plus any accrued but unpaid interest and any fees which are due and owing. “Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non-cash proceeds as determined by the Lender, acting reasonably.

(c) Mandatory Prepayments. The Borrowers shall prepay a part of the outstanding amount of the Loans in accordance with Section 7.17.

(d) Notice; Application. The notice given of any prepayment shall specify the date and amount of the prepayment. If the notice of prepayment is given, the Borrowers shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid.

SECTION 2.12 Payments.

(a) Payments. The Borrowers shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Each payment shall be made not later than 12:00 noon (California time) on the day when due to the Lender in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Borrowers and the Lender, in accordance with the Lender’s payment instructions.

(b) Extension. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or per annum fee hereunder.

(c) Application. After the exercise of remedies provided for in Section 6.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 6.02) each payment by or on behalf of the Borrowers hereunder shall, unless a specific determination is made by the Lender with respect thereto, be applied (i) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lender hereunder; (ii) second, to accrued and unpaid interest due the Lender hereunder; (iii) third, to principal due the Lender hereunder; and (iv) fourth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or any otherwise required by applicable law.

SECTION 2.13 [Reserved]

SECTION 2.14 Change of Control Termination Event

In the event that the Distribution Agreement is terminated by the Company or any successor or assign as the result of a “Change of Control Termination Event” as defined in the Distribution Agreement, the Lender’s Commitment hereunder shall immediately terminate, and the entire unpaid principal amount of the Loans and any Notes, all interest accrued and unpaid thereon and all other Obligations shall be due and payable within five (5) Business Days, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to the Initial Loan

(a) Closing Date. The disbursement of the Initial Loan shall take place on the date that is five (5) Business Days following execution of this Agreement, subject to satisfaction or waiver of all conditions precedent in Section 3.03 before or concurrently with the making of such Initial Loan.

(b) Amount of Initial Loan. The amount of the Initial Loan shall equal Four Million Dollars ($4,000,000.00).

(c) [Reserved]

(d) Loan Documents. The Lender acknowledges that it has received the following Loan Documents: (i) a Note reflecting the Initial Loan, executed by the Borrowers; (ii) the Security Agreement, duly executed by each of the respective parties thereto; and (iii) a notice of borrowing as provided in Section 2.02.

(e) Documents Relating to Collateral. The Lender acknowledges that it has received, in form and substance satisfactory to it, results of such Lien searches as it has reasonably requested.

(f) Additional Closing Documents. The Lender acknowledges that it has received the following, in form and substance satisfactory to it: (i) the Distribution Agreement duly executed and delivered by the other parties thereto; (ii) evidence that all (A) authorizations or approvals of any governmental agency or authority (if any), and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained; and (iii) a certificate of the Secretary or other appropriate officer of the Borrowers, dated the Closing Date, certifying (A) copies of the Organic Documents of the Borrowers and the resolutions and other actions taken or adopted by the Borrowers authorizing the execution, delivery and performance of the Loan Documents, and (B) the incumbency, authority and signatures of each officer of the Borrowers authorized to execute and deliver the Loan Documents and act with respect thereto.

(g) Effect of Non-Funding. Notwithstanding any other provision of the Loan Documents or the Distribution Agreement to the contrary, if Lender for any reason fails to disburse the Initial Loan within five (5) Business Days following execution of this Agreement, then Borrowers shall have the right upon notice to Lender to declare the Loan Documents and the Distribution Agreement null and void ab initio, and in such event none of the Lender, the Borrowers or the Guarantors shall have any rights or remedies hereunder or thereunder.

SECTION 3.02 Conditions Precedent to the Second Loan

(a) Closing Date. The disbursement of the Second Loan shall take place on the date that is five (5) Business Days following Borrowers’ delivery to Lender of the certification required by Section 3.02(d) and the notice of borrowing required by Section 2.02, subject to the satisfaction or waiver of all conditions precedent in Sections 3.02(c), (d) and (e) and Section 3.03 before or concurrently with the making of such Second Loan.

(b) Amount of the Second Loan. The amount of the Second Loan shall equal Two Million Dollars ($2,000,000.00).

(c) Second Loan Milestone. The Second Loan shall not occur before the following condition is met: Revenue received by the Borrowers with respect to sales of the Products worldwide, for any twelve (12) month period prior to May 31, 2014, equals or exceeds Twenty Million Dollars ($20,000,000.00).

(d) Notice of Milestone Achievement. The Borrowers shall have delivered to the Lender a certificate of an officer of the Company certifying achievement of the Revenue milestone set forth in subsection (c) above.

(e) Loan Documents. The Lender shall have received the following Loan Documents: (i) a Note reflecting the Second Loan, executed by the Borrowers; and (ii) a notice of borrowing as provided in Section 2.02.

(f) Effect of Non-Funding. Notwithstanding any other provision of the Loan Documents or the Distribution Agreement to the contrary, if the conditions precedent in Sections 3.02(c), (d) and (e) and Section 3.03(a) are met, and Lender for any reason fails to disburse the Second Loan within five (5) Business Days after delivery of the certification required by Section 3.02(d) and the notice of borrowing required by Section 2.02, then Borrowers shall have the right upon notice to Lender to terminate the Loan Documents and the Distribution Agreement at any time.

SECTION 3.03 Additional Conditions Precedent

The obligation of the Lender to make each Loan shall also be subject to the satisfaction or waiver of each of the following conditions precedent, before or concurrently with the making of such Loan:

(a) Material Adverse Effect. On and as of the date of the Loan, there shall have occurred no Material Adverse Effect since the date of this Agreement.

(b) No Default. On the date of the Loan, no Event of Default shall have occurred and be continuing or shall result from the making of the Loan. The giving of any notice of borrowing and the acceptance by the Borrowers of the proceeds of the Loan shall be deemed a certification to the Lender that on and as of the date of the Loan such statement is true.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties

The Borrowers represent and warrant to the Lender that, except as set forth in the Disclosure Letter:

(a) Organization and Powers. Each of the Borrowers and their Subsidiaries is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents. Each of the Borrowers and their Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect and has all requisite power and authority to own its assets and to carry on its business.

(b) Authorization; No Conflict. The execution, delivery and performance by the Borrowers of the Loan Documents have been duly authorized by all necessary action of the Borrowers and do not and will not (i) result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which either Borrower is a party or by which it or its properties may be bound; (ii) violate the Organic Documents of either Borrower any law, rule, regulation, order, judgment, decree or the like binding on either Borrower, other than any such violations that would not reasonably be expected to have a Material Adverse Effect; or (iii) except for Permitted Liens and as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets of either Borrower.

(c) Binding Obligation. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.

(d) Consents. No authorization, consent, approval, license or exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Borrowers or any Guarantor of any of the Loan Documents, except for (i) those that have been obtained or made and are in full force and effect, (ii) those permitted to be made after the Closing Date, and (iii) recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Lender.

(e) No Defaults. Neither the Borrowers nor any of their Subsidiaries is in material default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties is bound. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(f) Litigation. There are no actions, suits or proceedings pending or, to the best of the Borrowers’ Knowledge, threatened against the Borrowers or any of their Subsidiaries or the properties of the Borrowers or any of their Subsidiaries before any governmental agency or authority or arbitrator which if determined adversely to the Borrowers or any such Subsidiary would result in a Material Adverse Effect.

(g) Financial Statements; Projections. The consolidated financial statements of the Borrowers and their Subsidiaries for the year ending December 31, 2012 and the quarter ending September 30, 2013, which have been delivered to the Lender, fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to year-end adjustments and any absence of notes. Since September 30, 2013, there has been no Material Adverse Effect. All financial projections and forecasts delivered to the Lender were prepared in good faith based upon assumptions believed to be reasonable at the time.

(h) Liabilities. Neither the Borrowers nor any of their Subsidiaries has any material contingent liabilities, including liabilities based on a right to indemnification, that are not reflected in the financial statements referred to in subsection (g), in the notes thereto or otherwise disclosed in writing to the Lender, other than liabilities arising in the ordinary course of business since the date of such financial statements.

(i) Taxes. Each of the Borrowers and their Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

(j) Patents and Other Rights. To the Knowledge of the Borrowers, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of the Borrowers’ business as it is currently conducted or as currently contemplated to be conducted, except for such Intellectual Property the absence of which could not reasonably be expected to have a Material Adverse Effect. The use of any of the Obligor Intellectual Property in the business of the Borrowers as currently conducted or as currently contemplated to be conducted, to the best of the Borrowers’ Knowledge, does not in any material respect breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person.

(k) Insurance. The properties of the Borrowers and their Subsidiaries are insured, with financially sound and reputable insurance companies (not Affiliates of the Borrowers), in such amounts and covering such risks as is customarily carried by companies engaged in the same or similar businesses operating in the same or similar locations.

(l) Title to Properties; Liens. The Borrowers and their Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, all their properties and assets forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets except for Permitted Liens, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(m) Compliance With Laws. Each of the Borrowers and their Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees which are applicable to it or its properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Borrowers and their Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits, or proceedings pending or, to the best of the Borrowers’ Knowledge, threatened, and to the best of the Borrowers’ Knowledge there are no investigations pending or threatened, against the Borrowers or any of their Subsidiaries, relating to any Environmental Laws before any governmental agency or authority or arbitrator, where any adverse determination with respect thereto or liability imposed therein could reasonably be expected to result in a Material Adverse Effect.

(n) [Reserved]

(o) Subsidiaries. The name, capital structure and ownership of each Subsidiary of the Borrowers on the date of this Agreement is as set forth in Schedule 2. All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable. Except as set forth in such Schedule, on the date of this Agreement the Borrowers have no material equity interest in any Person.

(p) Solvency. Each Borrower is and, immediately after giving effect to the Initial Loan and the use of proceeds thereof will be, Solvent.

(q) Disclosure. None of the information with respect to the Borrowers and their Subsidiaries, including each exhibit or report, furnished by or on behalf of the Borrowers to the Lender in connection with the Loan Documents (as modified or supplemented by other information so furnished), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers and the Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(r) Recalls. The Products are not, and have not been, subject to any recalls under any laws, rules, regulations, orders and decrees which are applicable to the Products.

ARTICLE V

COVENANTS

SECTION 5.01 Reporting Covenants

So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Borrowers agree that:

(a) Financial Statements and Other Reports. The Borrowers will furnish to the Lender: (i) as soon as practicable after the end of each quarterly period, but no later than forty-five (45) days after the end of each quarter, quarterly unaudited financial statements, consisting of a consolidated balance sheet and consolidated statements of income and cash flows of Borrowers and their Affiliates, if any; and certified by a Responsible Officer of the Company (or any other senior officer having substantially the same authority and responsibility) as being complete and correct and fairly presenting the Borrowers’ financial condition and the results of the Borrowers’ operations in all material respects; and (ii) as soon as practicable after the end of each fiscal year, but no later than 180 days after and as of the end of each fiscal year, the Borrowers’ annual audited financial statements, consisting of a consolidated balance sheet and consolidated statements of income and cash flows of Borrowers and their Affiliates, if any, accompanied by an unqualified report thereon of independent certified public accountants selected by the Borrowers.

(b) Additional Information. The Borrowers will furnish to the Lender, (A) promptly after the Borrowers have or acquire Knowledge thereof, written notice of (i) the occurrence of any Default; (ii) the filing or commencement of all actions, suits and proceedings against or affecting any Borrower or its Subsidiaries before any governmental agency or authority or arbitrator that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrowers or any of their Subsidiaries, or any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued thereunder, in each case which involve an aggregate liability equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) or more, unless such environmental matter or alleged violation would not have a Material Adverse Effect; or (iii) any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and (B) such other statements, lists of property and accounts, reports, or other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrowers or their Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request. Each notice pursuant to clauses (i) through (iii) of this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein.

SECTION 5.02 Affirmative Covenants

So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Borrowers agree that:

(a) Preservation of Existence, Etc. The Borrowers will, and will cause each of their Subsidiaries to, maintain and preserve its legal existence and all material rights, franchises and privileges necessary in the normal course of its business and operations, except in connection with any transactions expressly permitted by Section 5.03.

(b) Payment of Taxes, Etc. The Borrowers will, and will cause each of their Subsidiaries to, pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrowers or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with

GAAP; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all Indebtedness other than Permitted Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(c) Maintenance of Insurance. The Borrowers will, and will cause each of their Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies (not Affiliates of the Borrowers), insurance in such amounts and covering such risks as is customarily carried by companies engaged in the same or similar businesses operating in the same or similar locations.

(d) Keeping of Records and Books of Account. The Borrowers will, and will cause each of their Subsidiaries to, keep adequate records and books of account, in which complete entries will be made reflecting all financial transactions of the Borrowers and their Subsidiaries.

(e) Inspection Rights. The Borrowers will at any reasonable time and from time to time, permit the Lender or any of its agents or representatives, upon reasonable prior notice, to visit and inspect any of the real properties of the Borrowers and their Subsidiaries and to examine the records and books of account of the Borrowers and their Subsidiaries, and to discuss the business affairs, finances and accounts of the Borrowers and any such Subsidiary with any of the officers, employees or accountants of the Borrowers or such Subsidiary.

(f) Compliance with Laws, Etc. The Borrowers will, and will cause each of their Subsidiaries to, comply in all material respects with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws, and (ii) the terms of any Material Agreements, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g) Maintenance of Properties, Etc. The Borrowers will, and will cause each of their Subsidiaries to, maintain and preserve all of its real and tangible personal properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(h) Licenses. The Borrowers will, and will cause each of their Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated, or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) Use of Proceeds. The Borrowers will use the proceeds of the Loan solely for working capital and general business purposes. No part of such proceeds will be used for “purchasing” or “carrying” any “margin stock” in violation of, or for any other purpose which violates, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(j) Additional Subsidiaries. (i) After the date a Borrower incorporates, creates or acquires any additional Subsidiary, the Borrowers shall cause such Subsidiary to execute and deliver a guaranty assumption agreement to the Lender in form and substance reasonably satisfactory to Lender and Borrowers, pursuant to which such Subsidiary becomes a Subsidiary Guarantor hereunder and a Grantor under the Security Agreement. (ii) The Borrowers shall pledge or cause the parent of such Subsidiary to pledge the capital stock or other equity interests of such Subsidiary to the Lender pursuant to a stock pledge agreement substantially similar to that set forth in the Security Agreement. (iii) Additionally, the Borrowers and such Subsidiary shall have executed and delivered to the Lender such other items as reasonably requested by the Lender in connection with the foregoing, including resolutions, incumbency and officers’ certificates, search reports and other certificates and documents. (iv) The Lender may elect in its sole discretion to waive any requirement set forth in this subsection (j) for any Subsidiary that will remain a dormant or shell Subsidiary; and the Lender agrees to waive all such requirements in the case of any non-U.S. Subsidiary, provided that the Lender may require the pledge of (i) not more than sixty-five percent (65%) of the issued and outstanding voting capital stock or other ownership interests of such non-U.S. Subsidiary, and (ii) up to one hundred percent (100%) of all other such capital stock or interests owned by such parent, provided in the case of this clause (ii) that no adverse tax consequences to Borrowers would result therefrom. The provisions of this subsection (j) shall not be deemed to be implied consent to any such organization, creation or acquisition of any additional Subsidiary otherwise prohibited by the terms and conditions of this Agreement.

(k) Further Assurances and Additional Acts. The Borrowers will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall reasonably request to effectuate the purposes of the Loan Documents, and promptly provide the Lender with evidence of the foregoing reasonably satisfactory in form and substance to the Lender.

(l) Notice of Material Events. The Borrowers will furnish to the Lender written notice of (i) the occurrence of any Default, promptly after a Responsible Officer first learns of the existence thereof, (ii) notice of any material change in accounting policies or financial reporting practices by the Borrowers and any Subsidiary Guarantor, within thirty (30) days of the date thereof, or, if earlier, the date of delivery of any financial statements hereunder reflecting such change or (iii) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.03 Negative Covenants

So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Borrowers agree that:

(a) Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, other than:

(i) Indebtedness of the Borrowers to the Lender hereunder; (ii) Indebtedness of the Borrowers and their Subsidiaries existing on the Closing Date and disclosed to the Lender on Schedule 3 hereof or otherwise, or extensions, renewals and replacements of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or replaced does not increase and the terms thereof are not modified to impose terms that, taken as a whole, are less favorable in any material respect to the Borrowers and their Subsidiaries; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrowers’ or such Subsidiary’s business in accordance with customary terms and paid within the Borrowers’ or such Subsidiary’s ordinary business practices, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Borrowers or any Subsidiary in the ordinary course of business; (v) interest rate swaps, currency swaps and similar financial products entered into or obtained in the ordinary course of business; (vi) unsecured Indebtedness of the Borrowers and their Subsidiaries; (vii) capital leases or other Indebtedness incurred solely to acquire equipment, computers, software or implement tenant improvements which is secured in accordance with clause (vi) of the definition of “Permitted Liens” and is not in excess of the lesser of the purchase price or the fair market value of such equipment, computers, software or tenant improvements on the date of acquisition; (viii) Subordinated Debt; (ix) Indebtedness of the Borrowers to any of their wholly owned Subsidiaries or of any of their wholly owned Subsidiaries to another of its wholly owned Subsidiaries; (x) Permitted Priority Debt; and (xi) Permitted Indebtedness.

(b) Liens; Negative Pledges. (i) The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any properties or assets, now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, other than Permitted Liens. (ii) The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any agreement (other than under this Agreement, any other Loan Document and as permitted under Section 9.11 of the Senior Term Loan Agreement) prohibiting the creation or assumption of any Lien upon any of its properties or assets.

(c) Change in Nature of Business. The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof or a business reasonably related thereto.

(d) Restrictions on Fundamental Changes. The Borrowers will not, and will not permit any of their Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, except as permitted under Section 9.03 of the Senior Term Loan Agreement, and except that: (i) any of the Borrowers’ wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Borrowers’ wholly owned Subsidiaries or to the Borrowers and in connection therewith such Subsidiary may be liquidated or dissolved; (ii) the Borrowers or any of their Subsidiaries may sell or dispose of assets in accordance with the provisions of subsection (e); and (iii) the Borrowers may liquidate or dissolve any dormant or shell Subsidiary.

(e) Sales of Assets. Unless the Borrowers have given the notice and (if required by Lender) made the prepayment contemplated by Section 2.11(b) with respect to such transaction, the Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person) (collectively, an “Asset Sale”), except as permitted under Section 9.09 of the Senior Term Loan Agreement, and except: (i) sales or other dispositions of inventory, and the license, sublicense and grant of distribution and similar rights, in the ordinary course of business; (ii) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete or which are promptly being replaced; (iii) sales or other dispositions of assets by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or to the Borrowers, (iv) liquidation or dissolution of any dormant or shell Subsidiary; and (v) other sales or other dispositions of assets outside the ordinary course of business which do not constitute any substantial part of the Borrowers’ or such Subsidiary’s assets.

(f) Distributions. (i) The Borrowers will not declare or pay any dividends in respect of the Borrowers’ capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its shareholders as such, or permit any of their Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Borrowers, except (A) as permitted under Section 9.06 of the Senior Term Loan Agreement, (B) that the Borrowers may: (1) declare and deliver dividends and distributions payable only in capital stock of the Borrowers; and (2) purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other equity interests, and (C) that Holdings may repurchase stock under the terms of any employee stock purchase plans or employment, consulting or other stock restriction agreements or similar arrangements, provided that the total amount paid in connection therewith by Holdings shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). (ii) The Borrowers will not permit any Subsidiary of the Borrowers to grant or otherwise agree to or suffer to exist any contractual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Borrowers, or to pay any Indebtedness owed to the Borrowers, except as permitted under Section 9.11 of the Senior Term Loan Agreement.

(g) Loans and Investments. The Borrowers will not, and will not permit any of their Subsidiaries to, purchase or otherwise acquire the capital stock, other equity interests or other securities of, or any ownership interest in, any Person, or otherwise extend any credit to or guarantee the obligations of any Person, except as permitted under Section 9.05 of the Senior Term Loan Agreement, and except in connection with: (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business; (ii) extensions of credit by the Borrowers to any of their wholly owned Subsidiaries or by any of their wholly owned Subsidiaries to another of their wholly owned Subsidiaries or the Borrowers; (iii) short term, investment grade money market instruments, in accordance with the Borrowers’ usual and customary treasury management policies; (iv) additional purchases of or investments in the stock of Subsidiaries, or (v) any extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business.

(h) Transactions with Related Parties. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any transaction with any Affiliate which is on terms less favorable to the Borrowers or any such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, except as permitted under Section 9.10 of the Senior Term Loan Agreement.

(i) [Reserved]

(j) Redemption of Subordinated Debt. The Borrowers will not, and will not permit any of their Subsidiaries to, make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except in accordance with the applicable terms of subordination.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default

Any of the following events which shall occur shall constitute an “Event of Default”:

(a) Payments. The Borrowers or any Guarantor shall fail to pay when due or in the appropriate currency any amount of principal of, or interest on, the Loans or any Note, or any fee or other amount payable on its part under any of the Loan Documents, and, in the case of any non-payment of any amount other than principal by the Borrowers, the continuation of such failure for three (3) Business Days.

(b) Representations and Warranties. Any representation or warranty by the Borrowers or any Guarantor under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure by Borrowers to Perform Certain Covenants. The Borrowers shall fail to perform or observe any term, covenant or agreement contained in Subsections (a) (with respect to the Borrowers’ existence) or (i) of Section 5.02, or in Section 5.03.

(d) Failure by Borrowers or any Guarantor to Perform Other Covenants. The Borrowers or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of thirty (30) days from the occurrence thereof.

(e) Insolvency; Voluntary Proceedings. The Borrowers, TriVascular Sales LLC and their Subsidiaries, on a consolidated basis taken as a whole, cease or fail to be Solvent, or the Borrowers, any Guarantor or any Subsidiary thereof: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing.

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrowers, any Guarantor or any Subsidiary thereof, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrowers, any Guarantor or any Subsidiary thereof admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrowers, any Guarantor or any Subsidiary thereof acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(g) Dissolution, Etc. The Borrowers, any Guarantor or any of their respective Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 5.03, or (ii) take any action to authorize any of the foregoing.

(h) Default Under Other Indebtedness. (i) The Borrowers, any Guarantor or any of their respective Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Million Dollars ($2,000,000.00) (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the applicable, notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (ii) any event or condition occurs that results in any such Indebtedness becoming due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof. Notwithstanding the foregoing or any other provision of the Loan Documents, the payment of the Boston Scientific Note on the Repayment Date or Maturity Date (as defined therein) in accordance with its terms (and provided that all required waivers from Senior Lenders (as defined therein) have been obtained) shall not constitute a breach or an Event of Default under any of the Loan Documents.

(i) Judgments. (i) A final judgment or order for the payment of money in excess of Seven Hundred Thousand Dollars ($700,000.00) (or its equivalent in another currency) above the amount covered by third-party insurance shall be rendered against the Borrowers, any Guarantor or any of their respective Subsidiaries (or its equivalent in another currency); or (ii) any non-monetary judgment or order shall be rendered against the Borrowers, any Guarantor or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect;

and in each case there shall be any period of forty-five (45) consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(j) Material Adverse Change. A material adverse change in the business, results of operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, shall have occurred which gives reasonable grounds to conclude, in the reasonable judgment of the Lender, that the Borrowers or any Guarantor may not, or will be unable to, perform or observe in the normal course its obligations under the Loan Documents.

(k) [Reserved]

(l) Collateral Documents. Any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, other than in accordance with their terms, or the Borrowers or any Subsidiary shall contest in any manner the validity or enforceability thereof; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

SECTION 6.02 Effect of Event of Default

If any Event of Default shall occur and be continuing, the Lender may (i) by notice to the Borrowers, (A) declare its Commitment to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loan and any Note, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loan and any Note, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and each Guarantor, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers or any Guarantor under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Lender to the Borrowers or such Guarantor as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of the Lender’s rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to the Lender under the Loan Documents and applicable law.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Amendments and Waivers

No amendment to any provision of the Loan Documents shall be effective unless it is in writing and has been signed by the Lender and the Borrowers and/or Subsidiary Guarantor as applicable, and no waiver of any provision of any Loan Document, or consent to any departure by the Borrowers therefrom, shall be effective unless it is in writing and has been signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02 Notices

All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission and by electronic mail) and mailed (by certified or registered mail), sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent; provided, however, that notices and communications to the Lender pursuant to Article II shall not be effective until received. Electronic mail may be used only for routine communications, such as financial statements and other information documents, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

SECTION 7.03 No Waiver; Cumulative Remedies

No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

SECTION 7.04 Costs and Expenses

(a) Costs and Expenses. The Borrowers agree to reimburse the Lender for all reasonable costs and expenses of the Lender and reasonable fees and disbursements of counsel, in connection with (A) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, after and in connection with an Event of Default, including without limitation in any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (B) the preservation of and realization upon any of the Collateral, after and in connection with an Event of Default.

(b) Other Charges. The Borrowers also agree to reimburse the Lender for any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents, except those that are Other Connection Taxes (as defined in the Senior Term Loan Agreement) imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05(g) of the Senior Term Loan Agreement).

(c) [Reserved]

SECTION 7.05 Survival

All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loan and the execution and delivery of any Note, and shall continue in full force and effect so long as the Lender has any Commitment, the Loan shall remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Borrowers under Section 7.04, and any similar obligations under the other Loan Documents to pay costs and expenses, shall survive the repayment of the Loan and the termination of the Commitment.

SECTION 7.06 Benefits of Agreement

The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

SECTION 7.07 Binding Effect; Assignment

This Agreement shall become effective on January 1, 2014 (or, if later, when it shall have been executed by the Borrowers and the Lender), and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrowers, the Lender and their respective successors and assigns. Neither party shall have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Borrowers and Guarantors, together with the Distribution Agreement, to an acquiror in a “Change of Control” as defined in the Distribution Agreement.

SECTION 7.08 [Reserved]

SECTION 7.09 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THEREIN CONTAINED UNDER WHICH ANY OTHER LAW WOULD BE MADE APPLICABLE.

SECTION 7.10 Waiver of Jury Trial

THE COMPANY AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 7.11 [Reserved]

SECTION 7.12 Entire Agreement

The Loan Documents reflect the entire agreement between the Borrowers and the Lender with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

SECTION 7.13 Payments Set Aside

To the extent that any payment by or on behalf of the Borrowers is made to the Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

SECTION 7.14 Severability

Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 7.15 Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

SECTION 7.16 Capital Royalty Subordination Agreement

The provisions of this Agreement are subject to the terms of the Capital Royalty Subordination Agreement. All obligations of the Borrowers and rights and remedies of the Lender under the Loan Documents are expressly subordinated in payment, priority, collection and all other respects to the Senior Debt, to the extent and in the manner set forth in the Capital Royalty Subordination Agreement. In the event of any conflict between the Capital Royalty Subordination Agreement and the Loan Documents, the former shall govern. If a consent or waiver is granted to a Borrower under any of the Loan Documents (as defined in the Senior Term Loan Agreement) with respect to a particular action, event or circumstance, Lender will not unreasonably withhold granting a similar consent or waiver under the Loan Documents (as defined in this Agreement) with respect to the same action, event or circumstance.

SECTION 7.17 Replacement of Senior Debt

(a) Notwithstanding any other provision of the Loan Documents or the Capital Royalty Subordination Agreement to the contrary, Borrowers may at any time, without the consent of Lender, either amend the terms and conditions of the Senior Debt with the Senior Lenders, including extending the term of such Senior Debt (the “Amended Senior Debt Facility”), or replace the Senior Debt and the Senior Lenders with a secured term loan and/or revolving loan facility with new lenders (the “New Facility”) that is, except for payment of interest accrued in accordance with Section 2.04, senior in payment, priority, collection and all other respects to the obligations of the Borrowers and rights and remedies of the Lender under the Loan Documents; provided that the Lender shall only be subordinated to any such commitment:

(i) in an amount equal to the sum of (A) Sixty Million Dollars ($60,000,000.00), (B) the aggregate amount of PIK Loans (as defined in the Senior Term Loan Agreement) then outstanding and (C) reimbursable costs or expenses, fees or other payment obligations by the Borrowers then outstanding under the Amended Senior Debt Facility or the New Facility, as the case may be; and

(ii) for a period that shall end no later than the seventh anniversary of the Initial Closing Date.

(b) In the event Borrowers enter into an Amended Senior Debt Facility that extends the term of the Senior Debt, provided that (1) no Event of Default under the Senior Term Loan Agreement (as defined therein) shall have occurred which related to the Senior Lenders’ amendment of the Senior Term Loan Agreement to provide such Amended Senior Debt Facility, (2) there is no continuing Event of Default under this Agreement, (3) no event that would have constituted an Event of Default under the Senior Term Loan Agreement is continuing or would result from the prepayment to be made pursuant to clause (i) or (ii) (as applicable) below, and (4) both the Initial Loan and Second Loan have been disbursed, Borrowers shall prepay a part of the outstanding Loans as follows:

(i) on the first Business Day following the fifth anniversary of the Initial Closing Date, Borrowers shall prepay Seven Hundred Fifty Thousand Dollars ($750,000.00); and

(ii) on the first Business Day following the sixth anniversary of the Initial Closing Date, Borrowers shall prepay Seven Hundred Fifty Thousand Dollars ($750,000.00).

(c) In the event Borrowers enter into the New Facility, subject to the foregoing limitations:

(i) Lender agrees to enter into a subordination agreement with the new lender(s), and one or more amendments to the Loan Documents to replace the provisions hereof and thereof that refer to the Senior Term Loan Agreement with provisions referring to the corresponding provisions of the New Facility documents, it being the intent of the parties that the covenants of the Loan Documents not be more burdensome to the Borrowers than those of the New Facility documents.

(ii) Provided that there is no continuing Event of Default under this Agreement and the New Facility documents (as defined therein) and both the Initial Loan and Second Loan have been disbursed, Borrowers shall prepay a part of the outstanding Loans as follows:

(A) on the first Business Day following the fifth anniversary of the Initial Closing Date, Borrowers shall prepay Seven Hundred Fifty Thousand Dollars ($750,000.00); and

(B) on the first Business Day following the sixth anniversary of the Initial Closing Date, Borrowers shall prepay Seven Hundred Fifty Thousand Dollars ($750,000.00).

(d) For the avoidance of doubt, the indebtedness under the Amended Senior Debt Facility or the New Facility shall constitute Permitted Indebtedness hereunder and the Liens securing the Amended Senior Debt Facility or the New Facility shall constitute Permitted Liens hereunder.

ARTICLE VIII

SUBSIDIARY GUARANTY

SECTION 8.01 The Guarantee

The Subsidiary Guarantors hereby jointly and severally guarantee to the Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Lender by the Borrowers under this Agreement or under any other Loan Document and by any other Guarantor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 8.02 Obligations Unconditional

The obligations of the Subsidiary Guarantors under Section 8.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 8.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 8.03 Reinstatement

The obligations of the Subsidiary Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 8.04 Subrogation

The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment of the Lender under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 8.01, whether by subrogation or otherwise, against the Borrowers or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 8.05 Remedies

The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lender, the obligations of the Borrowers under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 6 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 6) for purposes of Section 8.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 8.01.

SECTION 8.06 Instrument for the Payment of Money

Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 8 constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint.

SECTION 8.07 Continuing Guarantee

The guarantee in this Section 8 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 8.08 Rights of Contribution

The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 8.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 8 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 8.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrowers and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 8.09 General Limitation on Guarantee Obligations

In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 8.01 would otherwise, taking into account the provisions of Section 8.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 8.10 Additional Waivers

(a) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives any rights and defenses that are or may become available to Subsidiary Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(b) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives all rights and defenses that Subsidiary Guarantor may have because the Obligations are or may be secured by real property. This means, among other things:

(i) Lender may collect from any Subsidiary Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrowers;

(ii) If Lender forecloses on any real property collateral pledged by the Borrowers:

(A) The amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) Lender may collect from each Subsidiary Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right such Subsidiary Guarantor may have to collect from the Borrowers.

To the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Subsidiary Guarantor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(c) To the extent permitted under applicable law, each Subsidiary Guarantor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Subsidiary Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(d) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE BORROWERS

TRIVASCULAR, INC.

By	/s/ Christopher G. Chavex
Christopher G. Chavez
Chairman, CEO, and President

Address:
3910 Brickway Boulevard Santa Rosa, CA 95403

Attn.:	Michael R. Kramer Chief Financial Officer
Fax No.	707-541-3909
Email:	mkramer@trivascular.com

TRIVASCULAR TECHNOLOGIES, INC.

By	/s/ Christopher G. Chavez
Christopher G. Chavez
Chairman, CEO, and President

Address:
3910 Brickway Boulevard Santa Rosa, CA 95403

Attn.:	Michael R. Kramer Chief Financial Officer
Fax No.	707-541-3909
Email:	mkramer@trivascular.com

THE LENDER

CENTURY MEDICAL, INC.

By	/s/ Akira Hoshino
Akira Hoshino Title: President & CEO

Address:
1-11-2 Osaki, Shinagawa-ku Tokyo 141-8588, Japan
Attn.: Masao Tozawa
Fax No. +81-3-3491-0577
Email: masao_tozawa@cmi.co.jp

THE SUBSIDIARY GUARANTORS

TRIVASCULAR SALES LLC

By	/s/ Christopher G. Chavez
Christopher G. Chavez
CEO

Address:
3910 Brickway Boulevard
Santa Rosa, CA 95403

Attn.:	Michael R. Kramer Chief Financial Officer
Fax No.	707-541-3909
Email:	mkramer@trivascular.com

Exhibit A

to Loan Agreement

FORM OF PROMISSORY NOTE

U.S. $[ ]	[Closing Date]

FOR VALUE RECEIVED, each of the undersigned, TriVascular Technologies, Inc., a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), hereby promises to pay to Century Medical, Inc. or its assigns (the “Lender”) at the Lender’s principal office in 1-11-2 Osaki, Shinagawa-ku, Tokyo 141-8588, Japan, in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 2.01 of the Loan Agreement, dated as of January 1, 2014 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among the Borrowers, the Lender, and the Subsidiary Guarantors party thereto, on the date or dates specified in the Loan Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is a Note issued pursuant to the terms of Section 2.03 of the Loan Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.

TRIVASCULAR TECHNOLOGIES, INC.

By
Name:
Title:

Exhibit A - 1

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit A - 2

Exhibit B

to Loan Agreement

FORM OF NOTICE OF BORROWING

Date:    [                    ]

To:	Century Medical, Inc.

1-11-2 Osaki, Shinagawa-ku

Tokyo 141-8588, Japan

Attn: Masao Tozawa

Re: Borrowing under Loan Agreement

Ladies and Gentlemen:

The undersigned, TriVascular Technologies, Inc., a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and together with Holdings, the “Borrowers”), refers to the Loan Agreement, dated as of January 1, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Borrowers and Century Medical, Inc. as lender (“Lender”), and the subsidiary guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.

Borrower hereby gives you notice irrevocably, pursuant to Section 2.02 of the Loan Agreement, of the borrowing of the Loan specified herein:

1.	The proposed Borrowing Date is [ ].

2.	The amount of the proposed Borrowing is $[ ].

3.	The payment instructions with respect to the funds to be made available to the Borrowers are as follows:

Bank name:	[ ]
Bank Address:	[ ]
Routing Number:	[ ]
Account Number:	[ ]
Swift Code:	[ ]

The Borrowers hereby certify that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

a) on and as of the Closing Date, there shall have occurred no Material Adverse Effect since January 1, 2014; and

b) no Event of Default shall have occurred and be continuing or shall result from the making of the Loan.

Exhibit B - 1

IN WITNESS WHEREOF, the Borrowers have caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWERS:

TRIVASCULAR TECHNOLOGIES, INC.

By
Name:
Title:

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit B - 2

Schedule 1

Permitted Liens

1.	Liens on substantially all the assets of the Borrowers and each Subsidiary pursuant to the Senior Term Loan Agreement and the Loan Documents (as defined therein).

Schedule 1 - 1

Schedule 2

Subsidiaries

Name	Jurisdiction of Organization	Parent	Percentage of Subsidiary Held by Parent
TriVascular Germany GmbH	Germany	TriVascular, Inc.	100%
TriVascular Switzerland Sárl	Switzerland	TriVascular, Inc.	100%
TriVascular Italia S.R.L.	Italy	TriVascular, Inc.	100%
TriVascular Sales LLC	Texas	TriVascular, Inc.	100%
TriVascular, Inc.	California	TriVascular Technologies, Inc.	100%

Schedule 2- 1

Schedule 3

Certain Indebtedness

1. Indebtedness pursuant to the Senior Term Loan Agreement.

2. Subordinated Promissory Note dated as of March 28, 2008, issued to Boston Scientific Scimed, Inc. by TV2 Holding Company for the original principal amount of $3,486,857.12 (the “Boston Scientific Note”).

3. Deposits made in connection with credit cards for non-U.S. Subsidiaries.

Schedule 3 - 1